UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 31, 2005 (August 30, 2005)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal		(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                     Termination of a Material Definitive Agreement.

On August 30, 2005, the board of directors of Seneca Niagara Falls Gaming Corporation (“SNFGC”), a wholly owned subsidiary of Seneca Gaming Corporation, authorized the termination of the design/build construction agreement (the “Construction Agreement”) with Klewin Building Company, Inc. (“Klewin”), which was entered into by the parties on October 15, 2003 for the construction of a luxury hotel in Niagara Falls, New York (the “Niagara Falls Project”). The board of directors of SNFGC authorized the termination of the Construction Agreement after receiving notice by Klewin on August 29, 2005 that, effective August 30, 2005, it was terminating the employment of all of its workforce connected solely with the Niagara Falls Project, resulting in Klewin effectively abandoning the Niagara Falls Project.

As previously reported in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 29, 2005, SNFGC is currently engaged in litigation with Klewin and TD BankNorth, N.A. (“BankNorth”), as joint defendants, in order to enjoin defendants from utilizing $14,551,977.49 that was paid by SNFGC into an account with BankNorth maintained by Klewin for the benefit of the subcontractors and architect on the Niagara Falls Project. According to the complaint, the account was subsequently “swept” by BankNorth, and, as a result, substantially all of the subcontractors who were entitled to the $14,551,977.49 wired by SNFCC to Klewin for the benefit of such subcontractors have not been paid, and this non-payment provided another ground for termination of Klewin.

In connection with the termination of the Construction Agreement, the board of directors of SNFGC has authorized senior management to commence discussions with Seneca Construction Management Corporation (“SCMC”), a wholly owned entity of the Seneca Nation of Indians, to enter into a definitive agreement to complete the Niagara Falls Project.  The board of directors also authorized SNFGC to immediately engage SCMC to manage the Niagara Falls Project while such definitive agreement is negotiated and finalized.

We do not currently anticipate that the termination of the Construction Agreement will materially adversely affect our ability to complete construction of the Niagara Falls Project on schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date:	August 31, 2005	/s/ Barry W. Brandon
		Name:	Barry W. Brandon
		Title:	Senior Vice President and General
Counsel